EXHIBIT A
JOINT FILING AGREEMENT
          The undersigned hereby agree jointly to prepare and file with regulatory authorities a Statement on Schedule 13D/A reporting a material change in facts and hereby affirm that such Statement on Schedule 13D/A is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Dated: November 30, 2006

/s/ FRANK STRONACH
Frank Stronach

STRONACH TRUST
By:	/s/ FRANK STRONACH
	Name:	Frank Stronach
	Title:	Trustee

445327 ONTARIO LIMITED
By:	/s/ BELINDA STRONACH
	Name:	Belinda Stronach
	Title:	President

BERGENIE ANSTALT
By:	Präsidial Management Anstalt
Director of Bergenie Anstalt

By:	/s/ JÜRG KELLER
	Name:	Jürg Keller
	Title:	Director

By:	/s/ JOHANNES DÜR
	Name:	Johannes Dür
	Title:	Director